UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:

February 1, 2006

Date of earliest event reported:

February 1, 2006

FULTON FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-10587 Commission File No.	23-2195389 (IRS Employer Identification Number)

One Penn Square, P.O. Box 4887, Lancaster, PA (Address of principal executive offices)		17604 (Zip Code)

Registrant’s telephone number, including area code:  (717) 291-2411

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.      Completion of Acquisition or Disposition of Assets

On February 1, 2006, Fulton Financial Corporation ("Fulton") acquired Columbia Bancorp (“Columbia”), a bank holding company headquartered in Columbia, Maryland.  The acquisition was accomplished by merging Columbia with and into Fulton (the "Merger").  By virtue of this acquisition, Fulton became the parent holding company of The Columbia Bank, which is a Maryland state-chartered bank operating 20 full-service community banking offices and five retirement community banking offices in Howard, Montgomery, Prince George’s and Baltimore Counties as well as Baltimore City, with approximately $1.3 billion in assets.  The Columbia Bank is Fulton's fifteenth subsidiary bank.  The Merger increases Fulton's assets to approximately $13.7 billion.

The Merger was consummated pursuant to the previously-announced Agreement and Plan of Merger, dated as of July 26, 2005 (the "Merger Agreement”), between Fulton and Columbia.  In accordance with the terms of the Merger Agreement, the holders of each outstanding share of the $.01 par value common stock of Columbia (the “Columbia Common Stock”) were entitled to convert such Columbia shares into either: (a) shares of the $2.50 par value common stock of Fulton (the “Fulton Common Stock”) at the rate of 2.325 shares of Fulton Common Stock for each share of Columbia Common Stock (the “Conversion Ratio”); (b) cash at the rate of $42.48 per share; or (c) a combination of (a) and (b), in each case subject to proration such that at least 20%, but not more than 50%, of the total number of outstanding shares of Columbia Common Stock are converted into cash.

A revised, preliminary analysis of the election results indicates cash elections exceeding the maximum of 50% of the outstanding Columbia shares.  Preliminary election results show that, of the 6,940,771 shares of Columbia’s stock outstanding as of January 19, 2006:

(i)

3,588,211 shares, or 51.7 percent, elected to receive cash;

(ii)

2,715,604 shares, or 39.1 percent, elected to receive Fulton stock; and

(iii)

636,956 shares, or 9.2 percent, did not make a valid election.

Based on the foregoing elections, it is anticipated that persons who made (a) valid stock elections will receive the stock consideration they elected, without proration, and (b) valid cash or combination elections will receive 96.7% of the cash consideration they elected, with 3.3% of the elected cash consideration being converted into Fulton stock as a result of proration.  Columbia Common Stock not subject to a valid election will be converted into Fulton Common Stock.  Stockholders of Columbia will receive cash in lieu of fractional shares of Fulton Common Stock at the rate of $42.48 per share.

The exact merger consideration for each share of Columbia Common Stock, and the allocation of the merger consideration, will be computed using the formula in the Merger Agreement and will be based on, among other things, the actual number of shares of Columbia Common Stock outstanding immediately prior to the closing date and the final results of the election process.

All holders of Columbia options to purchase Columbia common stock outstanding on the closing date were entitled to convert such options into either (a) the amount of cash equal to the number of such options multiplied by the excess, if any, of $42.48 over the exercise price per share of such option or (b) a number of options to acquire Fulton's Common Stock equal to the number of such Columbia options multiplied by the Conversion Ratio at an exercise price calculated pursuant to the Merger Agreement, provided that any resulting fractional shares shall be rounded down to the nearest whole share.  The aggregate number of options to acquire Fulton’s common stock issued in exchange for Columbia options in the Merger is approximately 1,203,048 and the aggregate amount of cash to be paid in exchange for Columbia options in the Merger is approximately $4,502,233.54.

Based on the $17.95 per share closing price of Fulton common stock on January 31, 2006, the transaction is valued at approximately $306 million.

Pursuant to General Instruction F to Form 8-K, the Press Release, dated February 1, 2006, announcing the consummation of the Merger, attached to this Current Report as Exhibit 99.1, is hereby incorporated herein by reference.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In accordance with the Merger Agreement, Fulton appointed John M. Bond, Jr., a director and Chairman and Chief Executive Officer of The Columbia Bank, to the Fulton board of directors effective as of Fulton's next Board of Directors meeting following the merger effective date.  At such time, Mr. Bond shall also serve as a member of the Trust Committee.  Mr. Bond will serve until the 2006 annual meeting of Fulton’s shareholders, and he will be nominated to serve for, and stand for election to, a two year term at that meeting.

Item 9.01

Financial Statements and Exhibits

                        (a)  Financial Statements of Business Acquired.  Not applicable.

(b) Pro Forma Financial Information.  Not applicable.

(c) Exhibits

                             99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2006	FULTON FINANCIAL CORPORATION By: /s/ Charles J. Nugent Charles J. Nugent Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit 99.1

Press Release

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